Our ref MSJ/636232/25346093/2

Asia Entertainment & Resources Ltd. PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands

22 February 2013

Dear Sirs

Asia Entertainment & Resources Ltd. (the "Company")

We have acted as Cayman Islands counsel to the Company in connection with the Company's registration statement (the "Registration Statement") on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended, (the "Act") on 31 December 2012 relating to securities to be issued and sold by the Company from time to time. Such securities include (a) ordinary shares of the Company of par value US$0.0001 per share (the “Ordinary Shares”); (b) preferred shares of the Company of par value US$0.0001 per share (the “Preferred Shares” and, together with the Ordinary Shares, the "Shares"); (c) contractual warrants to subscribe for securities in the Company (the “Warrants”); (d) subscription rights to purchase Ordinary Shares (the "Rights"); (e) debt securities of the Company (the “Debt Securities”); and (f) units consisting of Ordinary Shares, Preferred Shares, Debt Securities, Rights and/or Warrants (the "Units"). The Registration Statement also covers: (i) 1,500,000 Ordinary Shares that have been issued to certain of the Selling Shareholders (as defined in the Registration Statement) named in the Registration Statement in connection with the acquisition of King’s Gaming Promotion Limited; (ii) up to 2,500,000 Ordinary Shares issuable to certain of the Selling Shareholders in connection with the acquisition of King’s Gaming Promotion Limited; (iii) up to 3,750,000 Ordinary Shares issuable to certain of the Selling Shareholders in connection with the acquisition of Bao Li Gaming Promotion Limited; and (iv) 50,400 Ordinary Shares that have been issued to certain of the Selling Shareholders named in the Registration Statement under the Asia Entertainment & Resources Ltd. 2011 Omnibus Securities and Incentive Plan ((i), (ii), (iii) and (iv) above being referred to herein as the "Resale Shares").

We understand that Loeb & Loeb L.L.P., United States counsel to the Company, will deliver its opinion relating to the Debt Securities, the Warrants, the Rights and the Units that may be delivered pursuant to the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation on Change of Name dated 8 February 2010 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 2 February 2010;

1

1.2	the unanimous written resolutions of the board of directors dated 12 October 2007, 19 February 2008, 11 August 2008, 29 January 2010, 24 May 2010, 4 November 2010, 4 November 2011, 5 September 2012 and 24 January 2012 (the "Resolutions"), the minutes of the meeting of the board of directors (the "Board") dated 10 March 2010 (the "Minutes") and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

1.4	a certificate from a director of the Company (the "Director's Certificate");

1.5	the Registration Statement; and

1.6	in the case of the Debt Securities, the form of indenture by the Company, as issuer (the “Indenture”).

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the Indenture, the Warrants, the relevant warrant agreement relating to the Warrants (the "Warrant Agreement"), the relevant rights agreement relating to the Rights (the "Rights Agreement") and the Units have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.2	the Indenture, the Debt Securities issuable under the Indenture, the Warrants, the Warrant Agreement, the Rights Agreement and the Units are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws;

2.3	the laws of the State of New York as the governing law of the Indenture, the Debt Securities issuable under the Indenture, the Warrants, the Warrant Agreement, the Rights Agreement and the Units has been or will be chosen as the governing law of such documents and such choices have, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4	the Indenture, the Warrants, the Warrant Agreement, the Rights Agreement and the Units will be, or have been, duly executed and delivered by an authorised person of the parties thereto;

2.5	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.6	all signatures, initials and seals are genuine;

2

2.7	the Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than par value;

2.8	there will be sufficient Shares authorised for issue under the Company's memorandum and articles of association;

2.9	the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Indenture, the Debt Securities issuable under the Indenture, the Warrants, the Warrant Agreement, the Rights Agreement and the Units;

2.10	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Debt Securities, the Shares, the Warrants, the Rights or the Units;

2.11	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York; and

2.12	the Shares that have been, or will be, issued on the exercise of the Warrants or the Rights (including the Shares that have been, or will be issued on the exercise of the Warrants and/or the Rights comprising part of the Units) have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders), as we have not inspected such register.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	OPINIONS

Based upon, and subject to the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is an exempted company duly incorporated and validly existing and in good standing under the law of the Cayman Islands.

3.2	The Resale Shares have been duly authorised for issue, and when issued by the Company against payment in full of the relevant consideration, and duly recorded in the Company's register of members (shareholders), will be validly issued, fully paid and non-assessable.

3.3	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Indenture to which it will be a party and the Debt Securities issuable under each such Indenture to which it will be a party.

3.4	With respect to the Ordinary Shares, when (i) the Company's Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3

3.5	With respect to the Preferred Shares, when (i) the Company's Board has taken all necessary corporate action to approve and establish the terms of the Preferred Shares and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Preferred Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Preferred Shares (being not less than the par value of the Preferred Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.6	With respect to the Warrants, when (i) the Company's Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a warrant agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the warrant agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Company's Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.7	With respect to the Rights, when (i) the Company's Board has taken all necessary corporate action to approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a rights agreement relating to the Rights shall have been duly authorised and validly executed and delivered by the Company; and (iii) certificates representing the Rights have been duly executed, countersigned, registered and delivered in accordance with the rights agreement relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the Company's Board upon payment of the consideration therefor provided therein, the Rights will be duly authorised, legal and binding obligations of the Company.

3.8	With respect to each issue of the Debt Securities, when (i) the board of directors of the Company or, to the extent permitted by the laws of the Cayman Islands and the Company's Memorandum and Articles of Association, a duly constituted and acting committee or a duly authorised delegee thereof (such board of directors, committee, or delegee being hereinafter referred to as the "Board") has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with the terms of the Registration Statement, such Debt Securities will have been duly authorised and will be duly executed and delivered.

3.9	With respect to the Units, when (i) the Company's Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a unit agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the unit agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the Company's Board upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.2	Under the Companies Law (2012 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2012 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

MAPLES and CALDER

5